UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported January 30, 2012
MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On February 1, 2012, the Registrant's subsidiary, MGPI Processing, Inc. ("Processing"), sold 20% of the issued and outstanding limited liability company interest of Illinois Corn Processing, LLC ("ICP") to Illinois Corn Processing Holdings Inc. ("ICP Holdings"), which is the successor by merger to Illinois Corn Processing Holdings, LLC, for a purchase price of  $9,103,366.  The sale resulted from the exercise by ICP Holdings of an option that it acquired from Processing when ICP Holdings purchased its existing interest in ICP in 2009.  As a result of this transaction, ICP Holdings owns 70% of ICP and generally is entitled to control its day to day operations.  However, under the terms of the limited liability company agreement between the parties, any transaction between ICP and ICP Holdings or its affiliates must be approved by members of ICP's advisory board that are appointed by Processing.   Pursuant to a Partial Release of Collateral Agreement dated January 30, 2012, Registrant's lender, Wells Fargo Bank, National Association, consented to the sale and released the interest sold from a security interest in its favor.  Proceeds from the sale were used to reduce Registrant's obligations under its credit facility with Wells Fargo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: February 3, 2012	By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk, President and Chief Executive Officer